EXHIBIT 23.1


               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1991 Stock Option Plan of Micro Linear Corporation of our report dated January 17, 1996, with respect to the financial statements and schedule of Micro Linear Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1995.



ERNST & YOUNG LLP
San Jose, California
July 30, 1996


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